                         PUBLIC TELEPHONE CORPORATION

                             Financial Statements

                                June 30, 1994




                  (With Independent Auditors' Report Thereon)

KPMG Peat Marwick   LLP   [LOGO]



              2400 First Indiana Plaza
              135 North Pennsylvania Street
              Indianapolis, IN 46204-2452



              INDEPENDENT AUDITORS' REPORT
              ----------------------------

               The Board of Directors
               PUBLIC TELEPHONE CORPORATION:

               We have audited the accompanying balance sheet of Public Telephone Corporation as of June 30, 1994, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying financial statements of Public Telephone Corporation as of June 30, 1993, and the related statements of operations, changes in stockholders' equity and cash flows for the year then ended were audited by other auditors whose report thereon dated August 13, 1993 referred to a change in the Company's depreciation method, as discussed in note 2, and included an explanatory paragraph related to the Company's ability to continue as a going concern.

               We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Public Telephone Corporation as of June 30, 1994, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                            /s/ KPMG Peat Marwick LLP


               August 9, 1994

                          PUBLIC TELEPHONE CORPORATION

                                 Balance Sheets

                             June 30, 1994 and 1993

                                     ASSETS                                                  1994           1993
                                     ------                                                  ----           ----
       Current assets:
         Cash and cash equivalents                                                    $    508,016         45,031
         Accrued revenue:
           Coin                                                                              9,354          3,750
           Non-coin                                                                         79,000             -
         Prepaid expenses                                                                   10,730          1,916
         Telephone parts                                                                    15,442         45,656
                                                                                         ---------      ---------
                  TOTAL CURRENT ASSETS                                                     622,542         96,353
                                                                                         ---------      ---------
       Furniture and equipment, at cost:
         Telephone equipment                                                             1,968,894        698,907
         Furniture and fixtures                                                             49,205         31,900
         Vehicles                                                                           24,476          2,800
                                                                                         ---------      ---------
                                                                                         2,042,575        733,607
         Less accumulated depreciation and amortization                                    269,996        119,609
                                                                                         ---------      ---------
                                                                                         1,772,579        613,998
       Intangible assets, net of accumulated amortization of
        $35,449 and $11,084                                                                128,551          7,537
       Security deposits                                                                    27,668
                                                                                         ---------      ---------
                                                                                       $ 2,551,340        717,888
                                                                                         =========      =========
         LIABILITIES AND STOCKHOLDERS' EQUITY

       Current liabilities:
         Notes payable to related parties                                                   18,733             -
         Current portion, long-term debt                                                   316,791         90,977
         Current portion, capital lease obligations                                        340,766         44,893
         Accounts payable                                                                   27,622          1,080
         Accrued expenses                                                                   94,524          3,316
                                                                                         ---------      ---------
                  TOTAL CURRENT LIABILITIES                                                798,436        140,266

       Long-term debt, less current portion                                                302,098         48,134
       Capital lease obligations, less current portion                                     915,193        105,398
                                                                                         ---------      ---------
                  TOTAL LIABILITIES                                                      2,015,727        293,798
                                                                                         ---------      ---------
       Stockholders'equity:
         Preferred stock, no stated value, 100,000 shares authorized,
               none issued or outstanding                                                       -              -
         Class A common stock, no par value 10,000,000 shares authorized,
               899 and 951 shares issued and 899 and 890 shares outstanding                899,000       951,000
         Class B common stock, no par value, 100,000 shares authorized,
               none issued and outstanding                                                      -              -
         Accumulated deficit                                                              (363,387)     (465,910)
                                                                                         ---------      ---------
                                                                                           535,613       485,090

         Treasury stock, at cost, 61 Class A common shares                                      -        (61,000)
                                                                                         ---------      ---------
                  TOTAL STOCKHOLDERS' EQUITY                                               535,613       424,090
                                                                                         ---------      ---------
                                                                                       $ 2,551,340       717,888
                                                                                         =========      ========

                 See accompanying notes to financial statements.

                          PUBLIC TELEPHONE CORPORATION

                            Statements of Operations

                       Years ended June 30, 1994 and 1993


                                                                                             1994         1993
                                                                                             ----         ----
               Revenues:
                   Coin calls                                                           $ 1,173,743      475,997
                   Non-coin calls                                                           509,814      118,751
                   Service and other                                                         89,497       35,215
                                                                                           --------     --------
                                                                                          1,773,054      629,963
                                                                                           --------     --------


               Costs and operating expenses:
                   Telephone charges                                                        417,791      145,236
                   Commissions                                                              209,329       79,993
                   Field services and collection                                             80,083       52,285
                   Depreciation - telephone equipment                                       155,693       94,071
                   Selling, general and administrative                                      591,00O      401,838
                                                                                           --------     --------
                                                                                          1,453,896      773,423
                                                                                           --------     --------
                      OPERATING INCOME (LOSS)                                               319,158     (143,460)

               Interest expense                                                             144,682       24,649
               Other expense                                                                 71,953       10,092
                                                                                           --------     --------
                      NET INCOME (LOSS) BEFORE CUMULATIVE EFFECT
                          OF A CHANGE IN ACCOUNTING PRINCIPLE                               102,523     (178,201)

               Cumulative effect of change in depreciation method                             -           34,397
                                                                                           --------     --------
                      NET INCOME (LOSS)                                                 $   102,523     (143,804)
                                                                                           ========     ========



               See accompanying notes to financial statements.

                          PUBLIC TELEPHONE CORPORATION
                        Changes in Stockholders' Equity

                       Years ended June 30, 1994 and 1993

                                    PTC Class    PTC Class   PTC/IL   PTC Common      PTC/IL        Retained
                                    A Common     B Common    Common     Stock         Additional    earnings     Treasury
                                     Stock       Stock       Stock    Subscribed      paid capital  (deficit)     Stock      Total
Balance at June 30, 1992            $ 585,000      -         396      15,000            70,349      (167,851)        -       502,894

Receipt of subscription receivable     15,000      -          -      (15,000)            -             -             -         -

Issuance of 126 shares at
   $ 1,000 per share                  126,000      -          -        -                 -             -             -       126,000

Purchase of 100 shares at
   $ 1,000 per share                        -      -          -        -                 -             -         (100,000) (100,000)

Merger of companies                   225,000      -        (396)      -               (70,349)     (154,255)        -         -

Purchase of 65 shares at
   $ 1,000 per share                        -      -          -        -                 -             -          (65,000)  (65,000)

Issuance of 104 treasury shares
   at $ 1,000 per share                     -      -          -        -                 -             -          104,000   104,000

Net loss                                    -      -          -        -                 -          (143,804)        -     (143,804)
                                     -------- -------    -------  -------          -------          -------      -------    -------

Balance at June 30, 1993              951,000      -          -        -                -          (465,910)     (61,000)   424,090

Retirement of treasury stock          (61,000)     -          -        -                -                -        61,000       -

Issuance of 9 shares at
   $ 1,000 per share                    9,000      -          -        -                -                -           -        9,000

Net income                                  -      -          -        -                 -          102,523          -      102,523
                                     -------- -------    -------  -------          -------          -------      -------    -------

Balance at June 30, 1994            $ 899,000      -          -        -                -          (363,387)         -      535,613
                                     ======== =======    =======  =======          =======          ========     =======    ========

                See accompanying notes to financial statements.

                          PUBLIC TELEPHONE CORPORATION

                            Statements of Cash Flows

                       Years ended June 30, 1994 and 1993

                                                                                                             1994             1993
                                                                                                            ------          -------
                Cash flows from operating activities:
                    Net income (loss)                                                                  $    102,523       (143,804)
                    Adjustments to reconcile net income (loss) to net cash used in operating activities:
                        Depreciation and amortization                                                       189,666        107,949
                        Loss on disposal of property and equipment                                           64,015         21,350
                        Cumulative effect of change in depreciation method                                     -           (34,397)
                        Changes in operating assets and liabilities:
                           Accrued revenue                                                                  (84,604)         1,800
                           Prepaid expenses and other current assets                                         21,400         (2,067)
                           Accounts payable and accrued expenses                                             92,750         (7,495)
                                                                                                         ----------     ----------
                               NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                          385,750        (56,664)
                                                                                                         ----------     ----------
                Cash flows from investing activities:
                    Acquisition of Aaron Communication Service, Inc. assets                                (115,252)           -
                    Acquisition of TTC Investments assets                                                  (438,000)           -
                    Other acquisitions of property and equipment                                           (319,547)      (388,403)
                    Proceeds from sale of property and equipment                                             10,140         42,249
                    Increase in security deposits                                                           (27,668)           -
                                                                                                         ----------     ----------
                               NET CASH USED IN INVESTING ACTIVITIES                                       (890,327)      (346,154)
                                                                                                         ----------     ----------
                Cash flows from financing activities:
                    Principal payments on notes payable                                                    (256,111)       (68,166)
                    Proceeds received from notes payable                                                     90,272        122,960
                    Proceeds received from notes payable, officers                                           18,733            -
                    Principal payments on notes payable-former stockholders for
                        repurchase of stock                                                                    -          (106,000)
                    Principal payments on capital leases                                                   (212,332)       (17,695)
                    Proceeds received on sale-leaseback transactions                                      1,318,000           -
                    Proceeds from collection of notes receivable                                               -             1,400
                    Proceeds received from issuance of stock                                                  9,000        245,000
                    Payments made to repurchase stock                                                          -           (15,000)
                                                                                                         ----------     ----------
                               NET CASH PROVIDED BY FINANCING ACTIVITIES                                    967,562        162,499
                                                                                                         ----------     ----------

                Net change in cash                                                                          462,985       (240,319)
                Cash and cash equivalents, beginning of year                                                 45,031        285,350
                                                                                                         ----------     ----------

                Cash and cash equivalents, end of year                                                $     508,016         45,031
                                                                                                         ==========     ==========

                Supplemental disclosure of non-cash investing and financing activities:
                  Notes payable issued in connection with acquisition of assets                             645,617          7,200
                  Capital lease obligations for new equipment                                                  -           153,480
                  Interest-bearing notes issued to reacquire 150 Class A common shares                         -           150,000
                  Deferred financing costs included in accounts payable                                      25,000            -


                Cash paid during 1994 and 1993 for interest totaled $137,201 and $25,055, respectively.

                See accompanying notes to financial statements.

                          PUBLIC TELEPHONE CORPORATION

                         Notes to Financial Statements

                             June 30, 1994 and 1993


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------

      General
      -------

      Public Telephone Corporation (PTC or the Company) owns, operates and maintains pay telephones connected to the network of regulated telephone companies at various third-party property owner locations. The Company also derives revenue from routing calls to operator service companies. The Company commenced significant installation and operation of pay telephones in April, 1992. The Company previously was incorporated and operated under the name American Public Telephone Company. The name was changed in year 1993 after a merger with a company whose operations are similar to the Company's and which commenced operations in January, 1991.

      Recognition of Revenue and Operating Expenses
      ---------------------------------------------

      Revenues are recognized when earned. Coin call and non-coin call (alternate operator service) revenues and related expenses are recognized at the time the call is made. For other services, revenue is recognized when services are rendered to the customer. Prior to 1994, coin and non-coin call revenues were recognized as collected and call related expenses were recognized as bills were received. The cumulative effect of the change to the accrual basis for recognizing call-related revenues and expenses at July 1, 1993 was not material.

      Cash Equivalents
      ----------------

      Cash equivalents include highly liquid investments purchased with an original maturity of three months or less.

      Intangible Assets
      -----------------

      Intangible assets include goodwill and covenants not to compete arising from purchases of pay telephone operations, deferred financing costs and organization and start-up costs. Amortization is provided on a straight-line basis over the following periods:

             Goodwill                                                   3 years
             Non-compete agreements                                     3 years
             Other intangible assets                                    2 - 5 years

      Property and Equipment
      ----------------------

      Property and equipment are recorded at cost, including telephone, installation and related costs. Assets acquired under capital leases are recorded at the present value of lease payments, including bargain purchase options expected to be exercised. Net gains or losses on sales of telephone equipment leased back under capital lease arrangements are deferred as a component of capital lease assets. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets commencing when the property or equipment is installed and placed in service.



                                                                     (Continued)

                         PUBLIC TELEPHONE CORPORATION

                        Notes to Financial Statements


      Effective July 1, 1993, the Company extended the estimated useful lives of its telephone assets from five to ten years to more properly reflect the true economic lives of the assets and to better align the Company's depreciable lives with industry practice. This change in estimate resulted in 1994 depreciation expense being lower than amounts computed assuming a five year life by approximately $165,000.

      Income Taxes
      ------------

      The Company provides income taxes in accordance with the Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS
      109). SFAS 109 requires recognition of deferred tax liabilities and assets for the differences between the financial statement and tax basis amounts of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reported net of a valuation allowance when realization is uncertain.

(2)   CHANGE IN ACCOUNTING PRINCIPLE
      ------------------------------

      During 1993, PTC changed its method of depreciation from an accelerated method to the straight-line method for all existing and newly acquired property and equipment. Management feels that the straight-line method more accurately depicts actual depreciation due to the nature of the assets. The cumulative effect of this change in accounting method reduced the 1993 net loss by $34,397.

(3)   ACQUISITIONS
      ------------

      On August 30, 1993, the Company acquired certain public pay telephone operations of Aaron Communication Service, Inc. for approximately $457,000. The purchase price was financed with capital leases and seller financing of approximately $115,000 and $342,000, respectively.

      On January 5, 1994, the Company acquired substantially all the assets of TTC Investments, a public pay telephone company, for approximately $742,000. The purchase price was financed with capital leases and seller financing of approximately $438,000 and $304,000, respectively.

      The acquisitions have been accounting for using the purchase method and, accordingly, the acquired assets have been recorded at their fair values at the date of acquisition. The purchase price allocations resulted in goodwill of approximately $71,000 and covenants not to compete of approximately $50,000.

(4)   MERGER
      ------

      On March 18, 1993, the Company merged with Public Telephone Corporation (PTC/IL), an Illinois corporation whose operations are similar to those of PTC. The transaction was affected through the issuance of 225 Class A common shares of the Company stock for all of the issued and outstanding shares of PTC/IL. The merger has been accounted for as a pooling of interests and, accordingly, the 1993 statement of operations reflects the companies combined results of operations for the full year.



                                                                     (Continued)

                          PUBLIC TELEPHONE CORPORATION

                         Notes to Financial Statements


        Net revenues and net loss of the individual entities are as follows:

                                                                            Company      PTC/IL     Combined
                                                                            --------    --------    --------
                         Nine months ended March 31, 1993:
                             Revenues                                       $ 41,481     360,731      402,212
                             Net loss                                       (164,113)     (7,310)    (171,423)

(5) LONG--TERM DEBT

    Long-term debt at June 30, consists of the following:

                                                                                             1994          1993
                                                                                            ------       -------
                         12% notes payable in varying monthly principal and
                             interest installments through November, 1996                  $ 260,628           -
                         6% note payable in monthly principal and interest
                             installments of $10,755 through August, 1996                    261,585           -
                         7.5% note payable in monthly principal and interest
                             installments of $2,548 through December, 1994                    14,959        43,251
                         8% note payable in monthly principal and interest
                             installments of $896 through June, 1995                          10,295        19,800
                         Non-interest bearing note payable in monthly princi-
                             pal installments of $960 through October, 1994                    2,880        14,400
                         8% note payable July, 1994                                           35,182           -
                         7% notes payable in monthly principal and interest
                             payments of $371 through February, 1997                          11,093           -
                         Other                                                                 2,267        10,460
                                                                                           ---------     ---------
                                                                                             598,889        87,911
                         Notes payable to former stockholders:
                             8.5% due in monthly principal and interest
                              installments of $2,000 through April, 1995                      20,000        44,000
                             Other                                                              -            7,200
                                                                                           ---------     ---------
                                 TOTAL LONG-TERM DEBT                                        618,889       139,111
                         Less current portion                                                316,791        90,977
                                                                                           ---------     ---------

                                 LONG-TERM DEBT, LESS CURRENT PORTION                      $ 302,098        48,134
                                                                                           =========     =========

                    The long-term notes payable are generally secured by the assets of the Company including property and equipment.

                    The aggregate maturities of long-term debt are as follows:

                               Fiscal year
                                 ending
                               -----------
                                    1995                                                 $ 316,791
                                    1996                                                   252,733
                                    1997                                                    49,365
                                                                                         ---------
                                                                                         $ 618,889
                                                                                         =========

                                                                     (Continued)

                         PUBLIC TELEPHONE CORPORATION

                        Notes to Financial Statements


(6) CAPITAL LEASE AGREEMENTS
    ------------------------

    Property and equipment at June 30 includes assets held under capital leases including capital leases arising out of sale-leaseback transactions as follows:

                                                          1994       1993
                                                          ----       ----
       Telephones and related equipment                $1,378,038  169,633

       Less accumulated amortization                      184,572   12,805
                                                       ----------  -------

                                                       $1,193,466  156 828
                                                       ==========  =======

    Future lease payments, including bargain purchase options expected to be exercised and the expected net cost of warrants and related put options granted to the lessor (see note 12), for each fiscal year ending June 30 follows:

             1995                                      $  526,699
             1996                                         510,837
             1997                                         406,707
             1998                                         224,908
             1999                                         106,032
                                                       ----------
                                                        1,775,183
             Less amount representing interest            519,224
                                                       ----------

             Present value of future lease payments     1,255,959
             Current portion                              340,766
                                                       ----------

             Capital lease obligations, less current  $   915,193
               portion                                 ==========

    The capital lease agreements require the Company to pledge the related telephone site leases as additional collateral. At June 30, 1994, approximately 650 such site leases were so pledged.

(7) OPERATING LEASES
    ----------------
    PTC has operating leases for office space which require aggregate monthly rental payments of $2,475. The lease terms expire through January, 1995. Total rental expense for the year ended June 30, 1994 was $24,872.

(8) INCOME TAXES
    ------------
    In 1993, the Company incurred a loss for both tax and financial statement purposes. In 1994, the Company also incurred a net operating loss for tax purposes; for financial statement purposes, a provision in lieu of income taxes of approximately $38,000 was offset primarily by a decrease in the deferred tax assets valuation allowance.





                                                                     (Continued)

                         PUBLIC TELEPHONE CORPORATION

                        Notes to Financial Statements


     The tax effects of differences in financial statement and tax basis amounts of assets and liabilities that result in significant portions of deferred tax assets and liabilities at June 30 are as follows:

                                                              1994          1993
                                                              ----          ----
        Deferred tax liabilities:
           Property, plant and equipment, principally due
            to depreciation
                                                         $ 159,000        38,000
                                                           -------        ------

        Deferred tax assets:
           Net operating loss carryforward                 206,000      152,000
           Deferred compensation                             8,000         -
           Other                                            10,000         -
           Valuation allowance                             (65,000)    (114,000)
                                                           -------      -------
                TOTAL DEFERRED TAX ASSETS                  159,000       38,000
                                                           -------      -------
          Net deferred tax asset (liability)               $  -            -
                                                           =======      =======


     At June 30, 1994, PTC had net operating loss (NOL) carryforwards for tax purposes of approximately $556,000, which expire as follows:


         Fiscal year
           ending
           ------
            2005                                          $ 43,000
            2006                                            88,000
            2007                                            43,000
            2008                                           217,000
            2009                                           165,000
                                                          --------
                                                          $556,000
                                                          ========

     Of these loss carryover amounts, approximately $138,000 are subject to limitation on their use in accordance with Internal Revenue Code section
     382. This section restricts the annual of loss carryovers when a significant change in ownership has occurred, such as the merger discussed in note 4. In the event of any future changes in ownership, loss carryovers available for utilization could be further limited or restricted.

(9)  CONTINGENT LIABILITIES
     ----------------------

     The Company is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.


(10) RELATED PARTY TRANSACTIONS
     --------------------------

     The Company has two notes payable to officers and shareholders. All such notes payable are due on demand with interest at 8% payable monthly.

                                                                     (Continued)

                          PUBLIC TELEPHONE CORPORATION

                         Notes to Financial Statements


(11)  EMPLOYMENT AGREEMENTS
      ---------------------

      The Company has employment agreements with two of its principal officers through June 1996. The agreements provide for base compensation, a portion of which may be deferred, annual bonuses aggregating 6% of income before taxes, and incentive bonuses based on improvement in the Company's book value per share. The incentive bonuses range from an aggregate of 40 shares upon achieving a book value of $637.50 per share to 320 shares upon achieving a book value of $2,120.76 per share. The bonuses are payable in cash or Class A common shares at the election of the Company. The agreements contain specific provisions in the event the employees voluntarily terminate for good reason or are terminated without cause or within 18 months of a change in control, as defined. The aggregate commitment for future salaries at June 30, 1994, excluding bonuses, under these agreements is $415,000. The aggregate contingent liability at June 30, 1994 should the employees be terminated is $525,000, plus three times the average annual bonus paid prior to the termination.

      The employment agreements also grant the officers the right to purchase a total of 157 Class A shares at 25 percent of the Company's June 30, 1994 book value. The officers are required to offer the Company a right of first refusal upon sale of such shares at the greater of market value in excess of $1,000 per share or 25% of the Company's book value per share at the end of the preceding fiscal year.

      The officers have an option to convert all Class A common shares issued in connection with the stock purchase rights and annual and incentive bonuses into Class B common stock at a rate of 2.2 Class B common shares for each Class A common share. The conversion option is non assignable and the officers must reconvert their Class B common shares to the Class A common shares to liquidate them.

(12)  WARRANTS TO PURCHASE COMMON STOCK
      ---------------------------------

      In connection with certain capital lease financing, the Company issued warrants to a lessor representing the right to purchase 25 shares of Class A common stock for $1,000 per share. The warrants expire on June 30, 1998. The lessor has the option to require the Company to repurchase any shares acquired through the exercise of the warrants for $4,000 per share. The lessor's option expires May 31, 1998. If the lessor does not purchase the shares covered by the warrants, the Company will be required to redeem the warrants for $3,000 per warrant at the end of the lease term.